Exhibit 99.(h)(24)

SECOND AMENDED AND RESTATED

TRANSFER AGENT SERVICING AGREEMENT

THIS SECOND AMENDED AND RESTATED AGREEMENT (the “Agreement”) is made and entered into as of the last date in the signature block (“Effective Date”), by and among CALAMOS INVESTMENT TRUST (“CIT”), a Massachusetts business trust, CALAMOS ADVISORS TRUST (“CAT”), a Massachusetts business trust, CALAMOS ANTETOKOUNMPO SUSTAINABLE EQUITIES TRUST (“CASET”), a Delaware statutory trust (each a “Trust” and collectively the “Trusts”) acting for and on behalf of each series of the Trusts listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, CIT, CAT and USBFS (the “Parties”) entered into a Transfer Agent Servicing Agreement, dated January 1, 2014, which was amended and restated on January 1, 2017 (the “First Amended and Restated Agreement”);

WHEREAS, the Parties wish to add CASET as a party to the Agreement;

WHEREAS, this Agreement hereby replaces and supersedes the First Amended and Restated Agreement in its entirety;

WHEREAS, the Trusts are registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as open-end management investment companies, and are authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers;

WHEREAS, Calamos Financial Services LLC (“CFS”), as distributor for the Trusts, provides certain shareholder/prospective shareholder services on behalf of the Trusts; and

WHEREAS, the Trusts desire to retain USBFS to provide transfer and dividend disbursing agent services to the Funds.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Transfer Agent

The Trusts hereby appoint USBFS as transfer agent of the Trusts on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following transfer agent and dividend disbursing agent services to each Fund:

A.	Receive and process all orders for the purchase, exchange, transfer and/or redemption of shares in accordance with Rule 22c-1 under the 1940 Act, other applicable regulations, and as specified in each Fund’s prospectus (the “Prospectus”).

B.	Process purchase orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the instructions of the shareholder, or the Trusts’ custodian, and record the appropriate number of shares being held in the appropriate shareholder account.

C.	Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Trusts’ custodian.

D.	Pay proceeds upon receipt from the Trusts’ custodian, where relevant, in accordance with the instructions of redeeming shareholders.

E.	Process transfers of shares in accordance with the shareholder’s instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.	Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Trusts with respect to each Fund, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.	Serve as the Funds’ agent in connection with systematic plans including, but not limited to, systematic withdrawal plans and systematic exchange plans.

H.	Make changes to shareholder records, including, but not limited to, address and plan changes (e.g., systematic investment and withdrawal, dividend reinvestment).

I.	Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

J.	Record the issuance of shares of each Fund and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a record of the total number of shares of each Fund which are authorized, issued and outstanding.

K.	Prepare ad-hoc reports as necessary at prevailing rates.

L.	Mail shareholder reports and Prospectuses to current shareholders.

M.	Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

N.	Provide shareholder account information upon shareholder or Trusts’ requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Trusts.

O.	Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Trusts, all as required by applicable federal and state tax laws and regulations.

P.	Provide the total number of shares of each Fund sold in each state to enable the Trusts to monitor such sales for blue sky purposes; provided that the Trusts, not USBFS, are responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

Q.	Answer correspondence from shareholders, securities brokers and others relating to USBFS’ duties hereunder within required time periods established by applicable regulation.

R.	Reimburse the Funds for all material losses resulting from “as of” processing errors for which USBFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit B hereto.

S.	Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by each Fund.

T.	Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.

3.	Additional Services to be Provided by USBFS

A.	If the Trusts so elect, by including the service they wish to receive in their fee schedule, USBFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:

Internet Access, Fan Web, Vision Mutual Fund Gateway (Exhibit C)

Data Warehouse Services (MARSTM) (Exhibit D)

The Trusts hereby acknowledge that exhibits are an integral part of this Agreement and, to the extent services included in Exhibit C and/or Exhibit D are selected by the Trusts, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibit C and/or Exhibit D, the exhibits shall control. The provisions of Exhibit C and/or Exhibit D, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated pursuant to Section 15 hereof.

B.	USBFS shall allow the Trusts access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange (“MFx”), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time. USBFS shall enable the Trusts to access MFx services by supplying the Trusts with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBFS and shall be used by the Trusts only as necessary to access MFx services pursuant to this Agreement. The Trusts shall provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBFS and implement such security procedures and/or devices to ensure the integrity of MFx. The Trusts hereby understand that USBFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions. USBFS shall notify the Trusts of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

The Trusts hereby acknowledge that all programs, software, manuals and other written information relating to MFx access provided by USBFS pursuant to this Agreement shall remain the exclusive property of USBFS at all times.

The Trusts acknowledge that it is responsible for determining the suitability and accuracy of the information obtained through its access to MFx. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx. However, USBFS will assist the Trusts in verifying the accuracy of any of the information made available to the Trusts through MFx and covered by this Agreement.

In the event of termination of this Agreement, in addition to the requirements set forth in Section 16 hereof, the Trusts shall immediately end their access to MFx and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

4.	Lost Shareholder Due Diligence Searches and Servicing

The Trusts hereby acknowledge that USBFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Exchange Act. Costs associated with such searches will be passed through to the Trusts as miscellaneous expenses in accordance with the fee schedule set forth in Exhibit E hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Trusts hereby authorize vendor to enter, at its discretion, into fee sharing arrangements with the lost shareholder (or such lost shareholder’s representative or executor) to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state. The Trusts hereby acknowledge that USBFS is not a party to these arrangements and does not receive any revenue sharing or other fees relating to these arrangements. Furthermore, the Trusts hereby acknowledge that a vendor may receive up to 35% of the lost shareholder’s assets as compensation for its efforts in locating the lost shareholder.

5.	Anti-Money Laundering and Red Flag Identity Theft Prevention Programs

The Trusts acknowledge that they have had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of potential money laundering activity and identify theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trusts have determined that the Procedures, as part of the Trusts’ overall anti-money laundering program and Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Funds from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the USA Patriot Act of 2001 and the implementing regulations thereunder.

Based on this determination, the Trusts hereby instruct and direct USBFS to implement the Procedures on the Trusts’ behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trusts’ anti-money laundering and identity theft responsibilities.

USBFS agrees to provide to the Trusts:

A.	Prompt written notification of any transaction or combination of transactions that USBFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Trusts or any shareholder of the Funds;

B.	Prompt written notification of any customer(s) that USBFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Trusts agree not to communicate this information to the customer;

C.	Any reports received by USBFS from any government agency or applicable industry self-regulatory organization pertaining to USBFS’ anti-money laundering monitoring or the Red Flag Identity Theft Prevention Program on behalf of the Trusts;

D.	Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (A), (B) or (C); and

E.	Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Trusts.

The Trusts hereby direct, and USBFS acknowledges, that USBFS shall (i) permit federal regulators access to such information and records maintained by USBFS and relating to USBFS’ implementation of the Procedures, on behalf of the Trusts, as they may request, and (ii) permit such federal regulators to inspect USBFS’ implementation of the Procedures on behalf of the Trusts.

6.	Compensation

Other than for services, if any, to be provided pursuant to Section 3 (A) of this Agreement, USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit E hereto (as amended by mutual agreement of the parties from time to time). USBFS shall also be reimbursed for such miscellaneous expenses (e.g., telecommunication charges, postage and delivery charges, and reproduction charges) as are reasonably incurred by USBFS in performing its duties hereunder. USBFS shall also be compensated for any increases in costs reasonably related to the adoption of any new or amended industry, regulatory or other applicable rules. Any such increased compensation shall be limited to $25,000 per annum absent the express written consent of each Trust. The Trusts shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trusts shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trusts are disputing any amounts in good faith. The Trusts shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Trusts are disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date. Notwithstanding anything to the contrary, amounts owed by the Trusts to USBFS shall only be paid out of assets and property of the particular Fund involved.

7.	Reimbursement for Advance of Funds of the Trusts’ Current Customers

In the event that USBFS advances funds as requested by the Trusts on behalf of the Trusts’ customer, the Trusts agree to wire, that same business day, an equal amount to USBFS in satisfaction for the Trusts’ customer liquidation. The Trusts agree to wire such amount regardless of whether the Trusts’ customer has sufficient funds currently in the Trusts’ account to cover the reimbursement. This reimbursement requirement shall cover all requested Trusts’ customer wires whether due to actions such as a Fund liquidation or the Trusts’ customer’s shareholder redemption. Any reimbursement sent by the Trusts after trade date will be subject to interest at the rate of prime rate as published in the Wall Street Journal plus two percent.

8.	Representations and Warranties

A.	Each of the Trusts hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	A registration statement under the 1940 Act and the Securities Act of 1933, as amended, has been made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings have been made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Trust to make a continuous public offering of its shares.

B.	USBFS hereby represents and warrants to the Trusts, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder and both it and its employees and associated persons are duly licensed to perform its obligations under this Agreement and carry out a transfer agency business in all of the jurisdictions in which it is conducting such business;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(4)	It is a registered transfer agent under the Exchange Act.

9.	Standard of Care; Indemnification; Limitation of Liability

A.	USBFS shall exercise reasonable care in the performance of its duties under this Agreement. USBFS, its directors, officers, employees and any other controlled person shall not be liable for any good faith error of judgment or mistake of law or for any loss suffered by the Trusts in connection with their duties under this Agreement, including losses, except a loss arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trusts shall indemnify and hold harmless USBFS from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) that USBFS may sustain or incur or that may be asserted against USBFS by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trusts, as approved by the Board of Trustees of the Trusts (the “Board of Trustees”), except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct. This indemnity shall be a continuing obligation of the Trusts, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’ directors, officers, employees and any other controlled person.

Notwithstanding any other provision of this Agreement, if the Trusts have exercised reasonable care in the performance of their duties under this Agreement, USBFS shall indemnify and hold the Trusts, their trustees, officers, employees and any other person controlled by the Trusts, harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) that the Trusts may sustain or incur or that may be asserted against the Trusts by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’ refusal or failure to comply with the terms of this Agreement, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to the Trusts’ refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trusts” shall include the Trusts’ trustees, officers, employees and any other person controlled by the Trusts.

No party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense.

B.	In order that the indemnification provisions contained in this Section 9 shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trusts pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

E.	Other than for Security Incidents, neither USBFS nor the Trusts shall be liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; acts of terrorism; sabotage; strikes; epidemics; riots; power failures; computer failure and any such circumstances beyond its reasonable control as may cause interruption, loss or malfunction of utility, transportation, computer (hardware or software) or telephone communication service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation; provided, however, that in the event of a failure or delay, USBFS: (i) shall not discriminate against a Fund in favor of any other customer of USBFS in making computer time and personnel available to input or process the transactions contemplated by this Agreement; and (ii) shall use its best efforts to ameliorate the effects of any such failure or delay.

10.	Data Necessary to Perform Services

The Trusts or its agents shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

11.	Proprietary and Confidential Information

A.	USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trusts, all records and other information relative to the Trusts and prior, present, or potential shareholders of the Trusts (and clients of said shareholders) whether received from the Trusts, the Trusts’ shareholders or their agents (“Confidential Information”) and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Trusts, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted governmental or regulatory authorities, provided that USBFS must provide written notice of such disclosure to the Trusts to the extent USBFS is permitted to do so, or (iii) when so requested by the Trusts. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trusts, the Trusts’ shareholders, or their agents shall not be subject to this paragraph.

B.	Further, USBFS will adhere to the privacy policies adopted by the Trusts pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. USBFS has implemented and shall maintain appropriate measures relating to the Trusts and their shareholders to maintain physical, administrative, technical, and physical safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and all Confidential Information, protect against any reasonably foreseeable threats or hazards to the security or integrity of the Confidential Information and to ensure appropriate disposal of Confidential Information (collectively, the “Information Security Program”). The Information Security Program shall comply with applicable law.

C.	USBFS shall respond to the Trusts’ reasonable requests for information concerning USBFS’ Information Security Program, and upon request, will provide a summary of its applicable policies and procedures to the Trusts. USBFS shall notify the Trusts of any changes to the Information Security Program.

D.	USBFS shall protect and maintain the confidentiality, security and integrity of any Confidential Information provided to or created by USBFS or on behalf of the Trusts.

E.	Security Incidents. If USBFS learns of or suspects any (i) theft, loss, compromise, or unauthorized or unlawful access, acquisition, or use of any Confidential Information in USBFS’s possession, custody or control (a “Security Incident”) or (ii) a mechanical breakdown or failure of communication or power supplies, USBFS shall (i) promptly notify the chief compliance officer of the Trusts, (ii) reasonably cooperate with the Trusts’ efforts to respond to such breakdown or Security Incident, (iii) take all reasonable steps to minimize any service interruptions, (iv) make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at USBFS’s expense.

F.	USBFS agrees that it shall, at all times, have reasonable contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.

G.	Affiliates and Subcontractors. At all times, USBFS shall remain responsible and liable for any act or omission affecting the Trusts’ Confidential Information by any of its affiliates, agents or subcontractors permitted by the Trusts as if such action or omission were performed by USBFS.

H.	Upon the Trusts’ reasonable request at any time during the term of the Agreement, USBFS shall promptly provide the Trusts with information related to USBFS’s Information Security Program which may include one or more of the following as the Trusts may reasonably request: (i) responses to an information security-related questionnaire and (ii) making USBFS personnel available for security-related discussions or tests with the Trusts.

12.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trusts, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trusts and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trusts or their designee on and in accordance with its request.

13.	Compliance with Laws

The Trusts have and retain primary responsibility for all compliance matters relating to each Fund, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986 as amended, the Sarbanes-Oxley Act of 2002 as amended, the USA Patriot Act of 2001 as amended and the policies and limitations of each Fund relating to its portfolio investments as set forth in its Prospectus(es) and Statement of Additional Information. USBFS’ services hereunder shall not relieve the Trusts of their responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto. USBFS agrees to provide such information, and to make its representatives available, as the Trusts may request.

14.	Term of Agreement; Amendment

This Agreement shall become effective as of the Effective Date and will continue in effect for a period of three (3) years. This Agreement may be terminated by any party upon giving 180 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless any party provides written notice at least 180 days prior to the end of the then current term that it will not be renewing the Agreement. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trusts and authorized or approved by the Board of Trustees. The provisions of this Section 14 shall also apply to Exhibit C and to Exhibit D.

15.	Early Termination

In the absence of any material breach of this Agreement, should the Trusts elect to terminate this Agreement prior to the end of the three (3) year term provided for in Section 14, the Trusts agree to pay the following fees:

a.	all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts and conversion costs from the prior service provider;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all miscellaneous expenses associated with a-c above.

16.	Duties in the Event of Termination

In the event that, in connection with the termination of this Agreement, a successor to any of USBFS’ duties or responsibilities hereunder is designated by the Trusts by written notice to USBFS, USBFS will promptly, upon such termination and at the expense of the Trusts, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trusts (if such form differs from the form in which USBFS has maintained the same, the Trusts shall pay any reasonable expenses associated with converting data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’ personnel in the establishment of books, records, and other data by such successor. The Trusts shall also be responsible for any fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor provider. If no such successor is designated, then such books, records and other data shall be returned to the Trusts.

17.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trusts without the written consent of USBFS, or by USBFS without the written consent of the Trusts, accompanied by the authorization or approval of the Trusts’ Board of Trustees, in either case which consent shall not be unreasonably withheld.

18.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.

19.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower any party to act as agent for another party to this Agreement, or to conduct business in the name, or for the account, of any other party to this Agreement.

20.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

21.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

22.	Notices

Any notice required or permitted to be given by any party to another shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

and notice to the Trusts shall be sent to:

Calamos Advisors LLC

2020 Calamos Court

Naperville, IL 60563-2787

23.	Multiple Originals

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

24.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of October 31, 2022.

CALAMOS INVESTMENT TRUST		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Stephen Atkins	By:	/s/ Gregory Farley
Name:	Stephen Atkins	Name:	Gregory Farley
Title:	Treasurer	Title:	Sr. Vice President
		Date:	11/14/2022

CALAMOS ADVISORS TRUST

By:	/s/ Stephen Atkins
Name:	Stephen Atkins
Title:	Treasurer

CALAMOS ANTETOKOUNMPO SUSTAINABLE EQUITIES TRUST

By:	/s/ Stephen Atkins
Name:	Stephen Atkins
Title:	Treasurer

Exhibit A to the Transfer Agent Servicing Agreement

The Calamos Fund Complex shall mean:

Calamos Investment Trust

Calamos Growth Fund

Calamos Select Fund

Calamos Growth and Income Fund

Calamos International Growth Fund

Calamos Global Opportunities Fund

Calamos High Income Opportunities Fund

Calamos Convertible Fund

Calamos Market Neutral Income Fund

Calamos Global Equity Fund

Calamos Total Return Bond Fund

Calamos Evolving World Growth Fund

Calamos Dividend Growth Fund

Calamos Global Convertible Fund

Calamos Hedged Equity Fund

Calamos Phineus Long/Short Fund

Calamos Short-Term Bond Fund

Calamos Timpani Small Cap Growth Fund

Calamos Timpani SMID Growth Fund

Calamos Global Sustainable Equities Fund

Calamos International Small Cap Growth Fund

Calamos Advisors Trust

Calamos Growth and Income Portfolio

Calamos Antetokounmpo Sustainable Equities Trust

Calamos Antetokounmpo Sustainable Equities Fund

Exhibit B

to the

Transfer Agent Servicing Agreement

As Of Processing Policy

USBFS will reimburse each Fund for any Net Material Loss that may exist on the Fund’s books and for which USBFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts a Fund’s net asset value per share by at least ½ cent. Gains and losses will be reflected on the Fund’s daily share sheet, and the Fund will be reimbursed for any Net Material Loss on a monthly basis. USBFS will reset the “as of” ledger each calendar month so that any losses which do not exceed the materiality threshold of ½ cent will not be carried forward to the next succeeding month. USBFS will notify the Funds’ investment adviser on the daily share sheet of any losses for which such investment adviser may be held accountable.

Exhibit C

to the

Transfer Agent Servicing Agreement

INTERNET ACCESS SERVICES

1.	Services Covered

USBFS shall make the following electronic, interactive and processing services (“Electronic Services”) available to the Trusts in accordance with the terms of this Exhibit C:

A.	Fan Web – Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities. Internet service is connected directly to the Trust groups’ web site(s) through a transparent hyperlink. Shareholders can access, among other information, account information and portfolio listings within the Trusts’ Funds, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.	Vision Mutual Fund Gateway – Permits broker/dealers, financial planners, and registered investment advisers to use a web-based system to perform order and account inquiry, execute trades, print applications, review Prospectuses, and establish new accounts.

2.	Duties and Responsibilities of USBFS

USBFS shall:

A.	Make Electronic Services available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBFS’s reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.

B.	Provide installation services, which shall include review and approval of the Trusts’ network requirements, recommending method of establishing (and, as applicable, cooperate with the Trusts to implement and maintain) a hypertext link between the Electronic Services site and the Trusts’ web site(s) and testing the network connectivity and performance.

C.	Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Trusts’ employees and agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBFS to the Electronic Services customers, as determined solely by USBFS or (ii) maintenance of customized features.

D.	Establish systems to guide, assist and permit End Users (as defined below) who access the Electronic Services site from the Trusts’ web site(s) to electronically perform inquiries and create and transmit transaction requests to USBFS.

E.	Address and mail, at the Trusts’ expense, notification and promotional mailings and other communications provided by the Trust to shareholders regarding the availability of the Electronic Services.

F.	Issue to each shareholder, financial adviser or other person or entity who desires to make inquiries concerning the Trusts or perform transactions in accounts with the Trusts using any of the Electronic Services (the “End User”) a unique personal identification number (“PIN”) for authentication purposes, which may be changed upon an End User’s reasonable request in accordance with policies to be determined by USBFS and the Trusts. USBFS will require the End User to provide his/her PIN in order to access the Electronic Services.

G.	Prepare and process new account applications received through the Electronic Services from shareholders determined by the Trusts to be eligible for such services and in connection with such, the Trusts agree as follows:

(1)	to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and

(2)	the Trusts shall be responsible for any resulting gain/loss liability associated with the ACH process.

H.	Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the Trusts’ shares upon completion of the transaction.

I.	In addition to the requirements of Section 11 of the Agreement, utilize encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. In no event shall USBFS use encryption weaker than 128-bit encryption or weaker than any stronger technology industry standard that becomes common for use in similar applications. USBFS will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site that provides the Electronic Services and related network, against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

J.	Inform the Trusts promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBFS becomes aware.

K.	Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Trusts to USBFS in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

L.	Establish and provide to the Trusts written procedures, which may be amended from time to time by USBFS with the written consent of the Trusts, regarding End User access to the Electronic Services. Such written procedures shall establish security standards for the Electronic Services that comply with applicable law.

M.	Provide the Trusts with daily reports of transactions listing all purchases or transfers made by each End User separately. USBFS shall also furnish the Trusts with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

N.	Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Trusts promptly with a copy of the auditor’s report.

O.	Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

3.	Duties and Responsibilities of the Trusts

The Trusts assume exclusive responsibility for the consequences of any instructions they may give to USBFS, for the Trusts’ or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBFS, and for the Trusts’ failure to supply accurate information to USBFS.

Also, the Trusts shall:

A.	Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBFS.

B.	Be responsible for designing, developing and maintaining one or more web sites for the Trusts through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third-party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Trusts shall provide USBFS with the name of the host of the Trusts’ web site server and shall notify USBFS of any change to the Trusts’ web site server host.

C.	Provide USBFS with such information and/or access to the Trusts’ web site(s) as is necessary for USBFS to provide the Electronic Services to End Users.

D.	Promptly notify USBFS of any problems or errors with the applicable Electronic Services of which the Trusts become aware or any changes in policies or procedures of the Trusts requiring changes to the Electronic Services.

4.	Additional Representation and Warranty

The parties hereby represent and warrant that no party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Electronic Services site or Trusts’ web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.	Proprietary Rights

A.	Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit C. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with another party’s consent, no party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

B.	The Trusts’ web site(s) and the Electronic Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.

C.	Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event any party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.

6.	Compensation

USBFS shall be compensated for providing the Electronic Services in accordance with the fee schedule set forth in Exhibit E (as amended from time to time).

7.	Additional Indemnification; Limitation of Liability

A.	Subject to Section 2(A), USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBFS’ sole liability to the Trusts or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of a delay of or interruption in the Electronic Services to be provided by USBFS hereunder, other than a Security Incident, shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.	USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trusts and their trustees, officers and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Trust Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

If an injunction is issued against the Trusts’ use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trusts the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trusts, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Trusts’ judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trusts. If in the Trusts’ judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Trusts, the Trusts may terminate all rights and responsibilities under this Exhibit C immediately on written notice to USBFS.

C.	Because the ability of USBFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.

D.	USBFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

E.	Notwithstanding anything to the contrary contained herein, USBFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBFS.

8.	File Security and Retention; Confidentiality

A.	In addition to the requirements of Section 11 of the Agreement, USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trusts’ data bases, files, and other information provided by the Trusts to USBFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Trust Files”). USBFS represents and warrants that its security provisions with respect to the Electronic Services, the Trusts’ web site(s) and the Trust Files will be no less protected than USBFS’ security provisions with respect to its own proprietary information. USBFS agrees that any and all Trust Files maintained by USBFS for the Trusts hereunder shall be available for inspection by the Trusts’ regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act and other applicable laws. USBFS will take such actions as are necessary to protect the intellectual property contained within the Trusts’ web site(s) or any software, written materials, or pictorial materials describing or creating the Trusts’ web site(s), including all interface designs or specifications. USBFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Trusts’ web site(s). In addition, USBFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’ delivery of the Electronic Services.

B.	In addition to the requirements of Section 11 of the Agreement, USBFS shall treat as confidential and not disclose or otherwise make available any of the Trusts’ lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon the Trusts’ request, USBFS shall return to the Trusts, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.	Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.	Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) End Users will no longer be able to access the Electronic Services and (ii) the Trusts will return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Exhibit D to the

Transfer Agent Servicing Agreement

DATA WAREHOUSE SERVICES

1.	Certain Definitions

Whenever used in this Exhibit D, the following words and phrases shall have the meanings set forth below unless the context otherwise requires:

A.	“MARS SystemTM” means the system made available through Sales Focus Solutions, a subsidiary of Phoenix American Incorporated, known as “MARSTM” which allows for analysis of sales data from the transfer agent or intermediaries which provides detail for omnibus account trades, identifies or reports suspicious trading activity and manages compliance related activities and reporting.

B.	“Data Warehouse Services” means the services which are made available to consenting end-users (“User,” as defined below) whereby certain Electronic Reports (as defined below) may be searched, viewed, downloaded and printed.

C.	“User(s)” means the person(s) to whom Electronic Reports are made available.

D.	“Electronic Reports” means an Electronic Report created with investor transaction data housed by DST (the Transfer Agent’s record keeping system) and may include but not be limited to: 22c-2 Compliance Reports, Omnibus Account Reconciliation, Sales Reporting, Platform Reporting and Campaign Management and Tracking.

2.	Services Covered

USBFS shall allow access to Data Warehouse Services by authorized Users on behalf of the Trusts in accordance with the terms of this Exhibit D.

3.	Duties and Responsibilities of USBFS

USBFS will provide the following implementation support:

(1)	Project Management Assistance
(2)	Setup and Testing of System Interfaces
(3)	Conversion of Historical Data from the Trusts
(4)	Assist with Sales Channel and Sales Territory Setup
(5)	Assist with Clearing/Executing Firm Relationships
(6)	Assist with Compliance Rule Setup
(7)	Database Setup (User Defined Fields)
(8)	Training (additional fee)

USBFS will provide the following support services after implementation:

(1)	Assist with Project Management
(2)	Dedicated Client Service team
(3)	Weekly status calls (if needed)
(4)	Setup and testing of requests from the Trusts
(5)	Duplicate Data Identification
(6)	Assistance with System File Imports
(7)	Custom Report Programming (at Programming rates)

(8)   Enhanced support available at a designated fee (such as database query reports, compliance report review and analysis, compliance workflow assistance)

4.	Duties and Responsibilities of the Trusts

The Trusts shall:

A.	Assume exclusive responsibility for the consequences of any instructions it may give to USBFS, for the Trusts’ or Users’ failure to properly access the Electronic Reports in the manner prescribed by USBFS, and for the Trusts’ failure to supply accurate information to USBFS.

B.	Comply and instruct Users to comply with all the User enrollment instructions and authorization procedures.

5.	System Maintenance

The Trusts understand that USBFS will have to perform periodic maintenance to the hardware and software used to provide MARSTM and Data Warehouse Services, which may cause temporary service interruptions. USBFS shall notify the Trusts of all planned outages of its own hardware and software and, to the extent possible, will perform any necessary maintenance during non-business hours.

6.	Additional Representation and Warranty

The parties hereby represent and warrant that no party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on the Trusts’ web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

7.	Proprietary Rights

A.	The Trusts acknowledge and agree that by virtue of subscribing to MARSTM and Data Warehouse Services through USBFS, they shall not obtain any rights in or to any of the software, templates, screen and file formats, interface protocols, formats and development tools and instructions, hardware, processes, trade secrets, instruction manuals, enrollment authorization, authentication and other business processes, proprietary information or distribution and communication networks used to provide MARSTM and Data Warehouse Services owned by Sales Focus Solutions and licensed to USBFS. Any interfaces and software provided to the Trusts in order to provide connectivity to MARSTM and Data Warehouse through USBFS shall be used by the Trusts and only for the period during which this Exhibit D is in effect and only in accordance with the terms of this Exhibit D, and shall not be used by the Trusts to provide connectivity to or through any other system or person without USBFS’ prior written approval. The Trusts shall not copy, decompile or reverse engineer any software or programs provided to the Trusts hereunder. The Trusts also agree not to take any action which would mask, delete or otherwise alter any on-screen disclaimers and copyright, trademark and service mark notifications, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

B.	The MARSTM or Data Warehouse Services site may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the Trusts. The Trusts retain all rights in such intellectual property that may reside on the MARSTM or Data Warehouse Services site, not including any intellectual property provided by or otherwise obtained from USBFS.

8.	Compensation

The Trusts shall be liable for the fees due to USBFS in exchange for arranging the provision of the services rendered by MARSTM and Data Warehouse Services to the Trusts, such amounts to be in accordance with the fee schedule set forth in Exhibit E attached hereto (as amended from time to time).

9.	Additional Indemnification; Limitation of Liability

A.	USBFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF MARSTM AND DATA WAREHOUSE SERVICES. Accordingly, USBFS’ sole liability to the Trusts or any third party (including Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in MARSTM or Data Warehouse Services to be provided by USBFS, other than a Security Incident, hereunder shall be to use its best reasonable efforts to commence or resume MARSTM or Data Warehouse Services as promptly as is reasonably possible.

B.	USBFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Trusts and their trustees, officers and employees from and against any and all claims, demands, losses, expenses, damages or liabilities of any and every nature, including reasonable attorneys’ fees, arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of MARSTM or Data Warehouse Services and (b) the provision of the Fund Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

C.	If an injunction is issued against the Trusts and Users’ use of MARSTM or Data Warehouse Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBFS shall, at its own option and expense, either (i) procure for the Trusts and Users the right to continue to use MARSTM or Data Warehouse Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Trusts, replace or modify MARSTM or Data Warehouse Services so that they become non-infringing, provided that, in the Trusts’ judgment, such replacement or modification does not materially and adversely affect the performance of MARSTM or Data Warehouse Services or significantly lessen their utility to the Trusts and Users. If in the Trusts’ judgment, such replacement or modification does materially adversely affect the performance of MARSTM or Data Warehouse Services or significantly lessen their utility to the Trusts and Users, the Trusts may terminate all rights and responsibilities under this Exhibit D immediately on written notice to USBFS.

D.	Because the ability of USBFS to deliver MARSTM and Data Warehouse Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, including Sales Focus Solutions, USBFS shall not be liable for delays or failures to perform its obligations hereunder to the extent such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of MARSTM and Data Warehouse Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties.

E.	USBFS is not responsible for verifying the accuracy and receipt of all data or information made available via MARSTM and Data Warehouse Services. The Trusts are responsible for advising Users of their responsibilities to promptly notify USBFS of any errors or inaccuracies relating to data or other information made available via MARSTM and Data Warehouse Services with respect to the Trusts’ shareholders.

F.	USBFS shall not be responsible for the accuracy of input material from Users and the Trusts’ record-keeping systems maintained by third parties nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBFS’ data center as determined by the records maintained by USBFS.

10.	File Security and Retention; Confidentiality

A.	In addition to the requirements of Section 11 of the Agreement, USBFS and its agents will provide reasonable security provisions to ensure that unauthorized third parties do not have access to the Trusts’ data bases, files, and other information provided by the Trusts to USBFS for use with MARSTM and Data Warehouse Services, (collectively, “Fund Files”). USBFS’ security provisions with respect to MARSTM and Data Warehouse Services and the Fund Files will be no less protected than USBFS’ security provisions with respect to its own proprietary information. USBFS agrees that any and all Fund Files maintained by USBFS for the Trusts hereunder shall be available for inspection by the Trusts’ regulatory authorities during regular business hours, upon reasonable prior written notice to USBFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. In addition, USBFS will not use, or permit the use of, names of Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBFS’ delivery of MARSTM and Data Warehouse Services.

B.	In addition to the requirements of Section 11 of the Agreement, USBFS shall treat as confidential and not disclose or otherwise make available any of the Trusts’ lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBFS. USBFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit D for any reason and upon the Trusts’ request, USBFS shall return to the Trusts, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.	Notwithstanding the above, USBFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

11.	Warranties

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS EXHIBIT, MARSTM AND DATA WAREHOUSE SERVICES AND ALL EQUIPMENT, SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT ARE PROVIDED “AS IS” ON AN “AS AVAILABLE” BASIS, AND USBFS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING MARSTM OR DATA WAREHOUSE SERVICES PROVIDED HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

12.	Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit D, (i) the Trusts and Users will immediately end their access to MARSTM and Data Warehouse Services and (ii)  the Trusts will return all codes, system access mechanisms, programs, manuals, confidential or proprietary information and other written information provided to it by USBFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Exhibit E to the

Transfer Agent Servicing Agreement - Fee Schedule (including MARSTM)

CALAMOS INVESTMENT TRUST, CALAMOS ADVISORS TRUST and

CALAMOS ANTETOKOUNMPO SUSTAINABLE EQUITIES TRUST

As of [__]

CCO annual support fees: $5,000

Annual Fee Per Shareholder Account

Direct Open Accounts

$14.00 per account – first 50,000 accounts

$13.00 per account – next 50,000 accounts

$11.00 per account – balance of accounts

Direct Closed Accounts

$5.00 per account

Minimum annual fee: WAIVE

$28,000 for the first fund or class

$10,000 each additional fund or class

CUSIP fee: WAIVE

$2,400 per CUSIP

NSCC Network Level 3 Accounts

$ 8.00 per account – first 250,000 accounts

$ 7.00 per account – next 150,000 accounts

$ 6.00 per account – balance of accounts

NSCC Network Level 3 Closed Accounts

$2.50 per closed account

Plus Fund Group Asset Fee (monthly assets calculated on average daily net assets)

1.00 basis point per year – First $8.0 billion

  .75 basis point per year – Next $5.0 billion

  .25 basis point per year – Next $3.0 billion

  .15 basis point per year – Balance of fund group assets

- Monthly Assets calculated on Avg. Daily Net Assets

Omnibus Transaction Fees: $.20/transaction

Telephone Calls - $1.00 per call - waive

Draft Check Processing - $1.00 per draft - waive

Daily Valuation Trades - $6.75 per trade - waive

ACH Shareholder Services – waive

Plus Miscellaneous Expenses, including but not limited to:

Telephone – toll free lines

Retention of

records Postage

Microfilm/fiche of

records Programming,

Special reports

Stationary/envelopes

Insurance

NSCC

charges

Proxies

Shareholder Verifications

All other miscellaneous expenses

Qualified Plan Fees (Billed to Investors) WAIVE

Annual maintenance fee per account	$ 15.00 / account (Cap at $30.00 per SSN)
Coverdell Education Savings account	$ 15.00 / account (Cap at $30.00 / per SSN)
Distribution to participant	$ 25.00 / transaction (Exclusive of SWP)
Refund of excess contribution	$ 25.00 / transaction
Additional Shareholder Fees (Billed to Investors)
Any outgoing wire transfer	$15.00 / wire
Telephone exchange	$ 5.00 / exch. WAIVE
Transfer to successor trustee	$25.00 / transfer
Return check fee	$25.00 / item
Stop payment	$25.00 / stop (Liquidation, dividend, draft check)
Research fee	$ 5.00 / item (For requested items of the second
calendar year [or previous] to the request)(Cap at $25.00)
WAIVE 12b-1 Payments	$6,000 per year for all funds
AML Fees:
Annual Base Fee	$5,000
New domestic accounts	$1.00 per account
New foreign accounts	$2.00 per account
WAIVE File Transfer	$160/month and $.01/record
Shareholder System Select Request	$300.00 /
request Systems Development/Programming	$200.00/ hour
Fund Group Addition	$2,000.00 / fund group
Fund Additions	$1,500.00 / fund or
class Lost Shareholder Search (Sovos/ADA)	$5.00 / search
Disaster Recovery Monthly Maintenance Fee	$1,000 / month

Digital Investor

Shareholder account access through the internet. Shareholders can securely access account information, conduct financial transactions, and perform account maintenance activities. Electronic document delivery is also available as an adjunct service. Digital Investor includes user interface which caters to a full range of connected devices, including tablets and smart phones. The standard implementation comes with advanced authentication, eCommerce inspired workflows, and a base package of transaction and maintenance functionality.

■	Implementation

■	$17,500.00 –per fund group, Inquiry only - no transaction capabilities
■	$30,000.00 per fund group, base transactional and maintenance functionality
■	Three year minimum term

Description	Schedule
Annual Fee – Based on Login Volume
Up to 100,000	$30,000
100,000 – 999,999	$32,000
1,000,000+	$34,000
Activity
Fees
Per Login	$0.008 per event
Login Challenge (email or SMS Text)	$0.06 per event
Inquiry	$0.15 per event
Account Maintenance	$0.25 per event
Transaction – financial transactions, duplicate statements requests, etc.	$0.50 per event
New Account Set-up	$3.00 per event
Bank Verification Attempt	$3.00 per event

Optional features with additional implementation fees and ongoing fees are available. A full feature list and quote is available upon request.

Informa Shareholder Electronic Statement Services

Electronic Confirm Presentation

eCDLY will load shareowner daily confirmations and send notification to consented shareowners of a new document to view.

■	Document Loading, Storage, and Access – $0.08 per statement
■	Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement
■	Development & Implementation of Electronic Confirm Statements – $12,000 initial setup fee

Electronic Investor Statement Presentation

eStatements will load shareowner investor statements in a PDF format and send notification to the consented shareowners of a new document to view.

■	Document Loading, Storage, and Access – $0.08 per statement
■	Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement
■	Development & Implementation of Electronic Investor Statements – $5,000 initial setup fee

Electronic Tax Presentation

eTax will load TA2000 tax forms and send notification to the consented shareowners of a new document to view.

■	Document Loading, Storage, and Access – $0.08 per statement
■	Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement
■	Development & Implementation of Electronic Tax Statements – $5,000 initial setup fee

Electronic Compliance Presentation

eCompliance allows consented users to receive an email containing a link to the respective compliance material for each compliance run.

■	Document Consent Processing, Suppression, and Notification – $0.35 per suppressed statement
■	Development & Implementation of Electronic Compliance Documents – $5,000 initial setup fee

Related Digital Investor Fees

■	View Consent Enrollment – $0.03 per transaction
■	Consent Enrollment – $0.13 per transaction
■	View Statements – $0.03 per view

Notes:

■	Statements presented as PDF documents
■	Statements will be loaded for all accounts, regardless of consent
■	Three year minimum term
■	Storage for two years included in Document Loading, Storage and access fee. Archive fee of $0.015 per document per year for three years and greater, if desired

Digital Investor customization charges apply.

FAN Mail – WAIVE (Base Fee & Activity Charges)

Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.

■	Base Fee Per Management Company – file generation and delivery – $6,000 per year
■	Per Record Charge

•	Rep/Branch/ID – $.018
•	Dealer – $0.012

Price Files – $0.002 per record or $1.75 per user per month, whichever is less

Vision Electronic Statement Services

Online account access for broker/dealers, financial planners, and RIAs.

■	Account inquiry

•	Inquiry - $0.05 per event
•	Vision ID - $5.00 per month per ID

■	Transaction Processing*

•	Implementation Fee - $5,000 per Management Company
•	Transaction – purchase, redeem, and exchange - $0.50 per event

•	Monthly Minimum Charge - $500 per month

■	Electronic Statements*

•	Implementation- $5,000 per fund group
•	Load charges-$0.05 per image
•	Archive charge (for any image stored beyond 2 years)-$0.015 per document

*Vision ID and event charges also apply.

•	Threatmetrix Services:

	Monthly
Description	Schedule	Annualized
MFA Annual Product Fee

Below 1000 IDs	$125	$1,500
1000-3450 IDs	$208	$2,500
3451 IDs and above	$583	$7,000

Fees and miscellaneous expenses are billed to the fund monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

MARS Sales Reporting & Compliance Services

Standard MARS Version 8i Implementation Cost

■	$35,000 – $50,000 MARS Sales Reporting Module, CRM Module or 22c-2 Compliance Module (Includes up to one year of DST/TA2000 data)

Standard MARS Products & Services (Monthly fees)

■	$5,000 MARS Sales & Compliance Reporting (Includes 1 Sale & 1 Compliance Users)
■	$3,500 MARS Sales Reporting (Includes 1 Sales Users)
■	$3,500 MARS 22c-2 Compliance (Includes 5 Compliance Users)

Basic support includes file import assistance, database query requests, compliance report monitoring/review/analysis (only with compliance module), and business requirement analysis. Additional Enhanced Services support can be negotiated. Any System Upgrades & Enhancements (quoted separately through a Statement of Work). Base includes initial four dealer interfaces plus DST. Each additional interface requires a setup fee and monthly maintenance fee. Storage allocation includes initial 10GB of data. Each additional 1GB of storage space is $50 per month.

Standard MARS System Setup & Implementation Costs

■	$20,000 – SalesForce.com Integration (if added after initial MARS implementation)
■	$7,500 – Custom Data Interface
■	$1,800 – OmniSERV Setup ($250 Monthly Maintenance Fee)
■	$2,500 – Standard DCIO Interface Setup ($250 Monthly Maintenance Fee)

■	$2,500 – Standard Interface Setup ($250 Monthly Maintenance Fee)
■	$1,800 – Additional OmniSERV Interface ($250 Monthly Maintenance Fee)

Standard MARS Licenses (Monthly Fee Per User)

■	$230 – Sales Reporting
■	$200 – 22c-2 Compliance
■	$150 – CRM
■	$250 – SFDC

MARS Training (in-person)

■	$2,500 /day plus travel and out-of-pocket expenses.

Data scrubbing/Transaction cleaning (daily cleaning of firm, office and rep information):

Transaction cleaning Fees:

Item Description	Monthly cleaning fees
Monthly Transactions 0 – 5K	$650.00
Monthly Transactions 5K – 7.5K	$975.00
Monthly Transactions 7.5K – 10K	$1,300.00
Monthly Transactions 10K – 15K	$1,625.00
Monthly Transactions 15K - 20k	$1,950.00
Monthly Transactions 20k - 40k	$3,250.00
Monthly Transactions 40k - 60k	$4,550.00
Monthly Transactions 60k - 80k	$5,850.00
Monthly Transactions 80k - 100k	$6,500.00
Monthly Transactions 100k - 120k	$7,150.00
Monthly Transactions 120k - 140k	$7,800.00
Monthly Transactions 140k - 160k	$8,125.00
Monthly Transactions 160k - 180k	$8,450.00
Monthly Transactions 180k - 200k	$8,775.00
Monthly Transactions 200k - 220k	$8,970.00
Monthly Transactions 220k - 240k	$9,165.00
Monthly Transactions 240k - 260k	$9,360.00
Monthly Transactions 260k - 280k	$9,555.00
Monthly Transactions 280k - 300k	$9,750.00
Monthly Transactions 300k-320k	$9,945.00
Monthly Transactions 320k-340k	$10,140.00
Monthly Transactions 340k-360k	$10,335.00
Monthly Transactions 360k-380k	$10,530.00
Monthly Transactions 380k-400k	$10,725.00
Monthly Transactions 400k-420k	$10,920.00
Monthly Transactions 420k-440k	$11,115.00
Monthly Transactions 440k-460k	$11,310.00
Monthly Transactions 460k-480k	$11,505.00
Monthly Transactions 480k-500k	$11,700.00
Monthly Transactions 500k-520k	$11,895.00
Monthly Transactions 520k-540k	$12,090.00
Monthly Transactions 540k-560k	$12,285.00
Monthly Transactions 560k-580k	$12,480.00
Monthly Transactions 580k-600k	$12,675.00
Monthly Transactions 600K-620k	$12,870.00
Monthly Transactions 620k-640k	$13,065.00
Monthly Transactions 640k-660k	$13,260.00
Monthly Transactions 660k-680k	$13,455.00
Monthly Transactions 680k-700k	$13,650.00
Monthly Transactions 700k-720k	$13,845.00
Monthly Transactions 720k-740k	$14,040.00
Monthly Transactions 740k-760k	$14,235.00
Monthly Transactions 760k-780k	$14,365.00
Monthly Transactions 780k-800k	$14,560.00
Monthly Transactions 800k-820k	$14,755.00
Monthly Transactions 820k-840k	$14,950.00
Monthly Transactions 840k-860k	$15,145.00
Monthly Transactions 860k-880k	$15,340.00
Monthly Transactions 880k-900k	$15,535.00
Monthly Transactions 900k-920k	$15,665.00
Monthly Transactions 920k-940k	$15,860.00
Monthly Transactions940k-960k	$16,055.00
Monthly Transactions 960k-980k	$16,250.00
Monthly Transactions 980k-1m	$16,445.00

Additional Products & Services (Quoted Separately)

CFG Fulfillment, Customer/Account Module, Document Management, Exact Target, iPad/iPhone, Mapping Integration, Merrill Lynch (Compliance Only), Profiling, Market Metrics, Team Buying Units and RIA Monthly Load.

** The implementation fee will be charged the month following the signed statement of work. Monthly Billing commences once you are live on the MARS system. A project plan will be put in place to clean all historical transactions once live on the MARS system. This will take several months to complete. The system will need one month of testing and report setup after go-live. This statement of work is valid for 60 days from the date requested. Once signed this agreement is binding for two years. MARS pricing does not include any fees imposed by intermediaries such as OmniServ.

MARS Lite Implementation Cost – Eligibility Based on AUM and Transaction Size

■	$10,000 – MARS Lite Base Sales Reporting Only (Includes up to one year of historical DST/TA2000 data)

MARS Lite Products & Services (Monthly fees)

■	$2,000 MARS Sales & Compliance Reporting
■	$1,800 MARS Sales Reporting Only
■	$1,800 MARS 22c-2 Compliance Only

Once an AUM of $1,000,000,000 has been reached client must transition to a Standard MARS environment. Additional fees will be negotiated. After an AUM range is surpassed, the monthly services fee would not decrease regardless of negative fluctuations.

Basic support includes file import assistance, database query requests, compliance report monitoring/review/analysis (only with compliance module), and business requirement analysis. Additional Enhanced Services support can be negotiated. Any System Upgrades & Enhancements (quoted separately through a Statement of Work). Base includes initial two dealer interfaces plus DST. Each additional interface requires a setup fee and monthly maintenance fee. Storage allocation includes initial 10GB of data. Each additional 1GB of storage space is $50 per month. No CRM real-time integration.

There is no system access with MARS Lite.

MARS Lite System Setup & Implementation Costs (One-time fee)

■	$7,500 – Custom Data Interface
■	$1,800 – Additional OmniSERV Setup ($250 Monthly)
■	$2,500 – Standard DCIO Interface Setup ($250 Monthly)
■	$2,500 – Standard Interface Setup ($250 Monthly)

Data scrubbing/Transaction cleaning (daily cleaning of firm, office and rep information):

Transaction cleaning Fees:

Item Description	Monthly cleaning fees
Monthly Transactions 0 – 5K	$650.00
Monthly Transactions 5K – 7.5K	$975.00
Monthly Transactions 7.5K – 10K	$1,300.00
Monthly Transactions 10K – 15K	$1,625.00
Monthly Transactions 15K - 20k	$1,950.00
Monthly Transactions 20k - 40k	$3,250.00
Monthly Transactions 40k - 60k	$4,550.00
Monthly Transactions 60k - 80k	$5,850.00
Monthly Transactions 80k - 100k	$6,500.00
Monthly Transactions 100k - 120k	$7,150.00
Monthly Transactions 120k - 140k	$7,800.00
Monthly Transactions 140k - 160k	$8,125.00
Monthly Transactions 160k - 180k	$8,450.00
Monthly Transactions 180k - 200k	$8,775.00
Monthly Transactions 200k - 220k	$8,970.00
Monthly Transactions 220k - 240k	$9,165.00
Monthly Transactions 240k - 260k	$9,360.00
Monthly Transactions 260k - 280k	$9,555.00
Monthly Transactions 280k - 300k	$9,750.00
Monthly Transactions 300k-320k	$9,945.00
Monthly Transactions 320k-340k	$10,140.00
Monthly Transactions 340k-360k	$10,335.00
Monthly Transactions 360k-380k	$10,530.00
Monthly Transactions 380k-400k	$10,725.00
Monthly Transactions 400k-420k	$10,920.00
Monthly Transactions 420k-440k	$11,115.00
Monthly Transactions 440k-460k	$11,310.00
Monthly Transactions 460k-480k	$11,505.00
Monthly Transactions 480k-500k	$11,700.00
Monthly Transactions 500k-520k	$11,895.00
Monthly Transactions 520k-540k	$12,090.00
Monthly Transactions 540k-560k	$12,285.00
Monthly Transactions 560k-580k	$12,480.00
Monthly Transactions 580k-600k	$12,675.00
Monthly Transactions 600K-620k	$12,870.00
Monthly Transactions 620k-640k	$13,065.00
Monthly Transactions 640k-660k	$13,260.00
Monthly Transactions 660k-680k	$13,455.00
Monthly Transactions 680k-700k	$13,650.00
Monthly Transactions 700k-720k	$13,845.00
Monthly Transactions 720k-740k	$14,040.00
Monthly Transactions 740k-760k	$14,235.00
Monthly Transactions 760k-780k	$14,365.00
Monthly Transactions 780k-800k	$14,560.00
Monthly Transactions 800k-820k	$14,755.00
Monthly Transactions 820k-840k	$14,950.00
Monthly Transactions 840k-860k	$15,145.00
Monthly Transactions 860k-880k	$15,340.00
Monthly Transactions 880k-900k	$15,535.00
Monthly Transactions 900k-920k	$15,665.00
Monthly Transactions 920k-940k	$15,860.00
Monthly Transactions940k-960k	$16,055.00
Monthly Transactions 960k-980k	$16,250.00
Monthly Transactions 980k-1m	$16,445.00

The implementation fee will be charged the month following the signed statement of work. Monthly Billing commences once you are live on the MARS system. A project plan will be put in place to clean all historical transactions once live on the MARS system. This will take several months to complete. The system will need one month of testing and report setup after go-live. This statement of work is valid for 60 days from the date requested. Once signed this agreement is binding for two years. MARS pricing does not include any fees imposed by intermediaries such as OmniServ. To qualify for MARS Lite a fund’s AUM must be under one billion dollars. Once a client has reached and AUM of $1 billion in the MARS Lite environment a separate Work Order will be required to transition to a Standard MARS environment. There may be fees associated with this transition.